Exhibit 99

Accenture Appoints Alan Jope, Chief Executive Officer of Unilever, to Board of Directors

NEW YORK; Apr. 14, 2023 – Accenture (NYSE: ACN) announced that Alan Jope has been appointed to the company’s Board of Directors, effective today. Mr. Jope, 59, is the chief executive officer of Unilever (LSE: ULVR).

Mr. Jope will be subject to re-appointment at the next Accenture plc annual general meeting of shareholders. He has been appointed to serve on the board’s Nominating, Governance & Sustainability Committee.

“Alan is a dynamic leader with vast expertise in the consumer goods industry and deep experience driving change through sustainable business at a global scale,” said Julie Sweet, chair and CEO, Accenture. “He will bring valuable perspective and insight to our board and our company as we continue to execute on our strategy and create 360° value for all our stakeholders.”

With the appointment, Accenture’s board now comprises 10 directors, nine of whom are external and independent. Ms. Sweet is the board’s only internal director.

In his role at Unilever, Mr. Jope is responsible for leading one of the world’s largest consumer goods businesses, with presence in over 190 countries, serving an estimated 3.4 billion people every day. He joined Unilever in the UK in 1985. Before being appointed as CEO, Mr. Jope served as President of the Beauty & Personal Care Division. He also worked in leadership roles in North America for 14 years and Asia for 13 years.

Mr. Jope holds a BA Hons in Commerce from Edinburgh University and graduated from Harvard Business School’s General Management Program in 2001. Recently, he was appointed Visiting Fellow at the University of Oxford.

About Accenture
Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent and innovation led company with 738,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Accenture Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients succeed and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities. Visit us at www.accenture.com.

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Contact:
Cliff Angelo
Accenture Media Relations
+1 512 732 5659
cliff.angelo@accenture.com